Exhibit 99.1

October 7, 2020	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Provides Operational Update

HOUSTON, Oct. 7, 2020 /PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) ("Cabot" or the "Company") today provided an operational update for the third quarter of 2020 and announced updated 2020 guidance.

Third Quarter 2020 Operational Update

“On September 18, 2020, Cabot commenced a strategic curtailment program in response to weakness in regional natural gas prices throughout Appalachia, resulting in an estimated average daily curtailment of approximately 372 million cubic feet equivalent (Mmcfe) per day of gross production during the last 13 days of the quarter,” stated Dan O. Dinges, Chairman, President and Chief Executive Officer. “While our low cost structure affords us the opportunity to deliver cash margins even in the lows of the natural gas price cycle, we continue to evaluate all opportunities to enhance value for our shareholders including the decision to temporarily forgo production in anticipation of generating higher margins for our volumes in the near future. Despite our price-related curtailments in September, Cabot’s third quarter production still fell within our previously disclosed guidance range.”

Cabot expects production for the third quarter of 2020 to be approximately 2,406 Mmcfe per day. Natural gas price realizations, including the impact of derivatives, are expected to be $1.57 per thousand cubic feet (Mcf) in the third quarter of 2020. Excluding the impact of derivatives, natural gas price realizations for the quarter are expected to be $1.51 per Mcf, representing a $0.47 discount to NYMEX settlement prices.

Updated 2020 Guidance

Taking into account the anticipated impact of continued price-related curtailments in October, which have averaged an estimated 450 Mmcfe per day of gross production month-to-date, Cabot has provided a fourth quarter 2020 production guidance range of 2,300 to 2,350 Mmcfe per day, resulting in an updated full-year 2020 production guidance range of 2,325 to 2,340 Mmcfe per day based on a capital program of $575 million. “While natural gas prices across North America currently remain challenged due to lower seasonal demand during the shoulder season and storage levels that are nearing capacity, we remain optimistic about the improving natural gas supply and demand outlook heading into 2021, which has resulted in a significant increase in the 2021 natural gas price futures since late July,” noted Dinges. “This improvement in the natural gas price outlook is expected to result in a meaningful expansion in Cabot’s free cash flow next year, which will allow the Company to utilize excess free cash flow for increased return of capital to shareholders and the repayment of our 2021 debt maturities.”

2021 NYMEX Hedging Update

Cabot recently initiated its 2021 hedging position as a result of the improvement in the NYMEX futures for 2021. Currently, the Company has 138.5 million Mmbtu of NYMEX natural gas collars with a weighted average floor price of $2.63 per Mmbtu and a weighted average ceiling price of $3.01 per Mmbtu. The Company also has 18.3 million Mmbtu of NYMEX natural gas swaps with a weighted average price of $2.74 per Mmbtu. “Given the improvement in the 2021 NYMEX futures during the third quarter, we have implemented a price risk management strategy for 2021 to mitigate downside risk while still offering upside potential,” commented Dinges. “Our hedging strategy continues to be focused on opportunistically locking in downside protection while maintaining some level of market price exposure if natural gas prices continue to move higher as a result of improving natural gas balances.”

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.

This press release includes forward‐looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding future financial and operating performance and results, returns to shareholders, strategic pursuits and goals, market prices, future hedging and risk management activities, and other statements that are not historical facts contained in this report are forward-looking statements. The words "expect", "project", "estimate", "believe", "anticipate", "intend", "budget", "plan", "forecast", “outlook”, "predict", "may", "should", "could", "will" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continuing effects of the COVID-19 pandemic and the impact thereof on the Company’s business, financial condition and results of operations, the availability of cash on hand and other sources of liquidity to fund our capital expenditures, the repayment of our debt maturities and our dividends, actions by, or disputes among or between, the Organization of Petroleum Exporting Countries and other producer countries, market factors, market prices (including geographic basis differentials) of natural gas and crude oil, results of future drilling and marketing activity, future production and costs, pipeline projects, legislative and regulatory initiatives, electronic, cyber or physical security breaches and other factors detailed herein and in our other Securities and Exchange Commission (SEC) filings. See "Risk Factors" in Item 1A of the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q for additional information about these risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not undertake any obligation to correct or update any forward-looking statement, whether as the result of new information, future events or otherwise, except as required by applicable law.

FOR MORE INFORMATION CONTACT Matt Kerin (281) 589-4642
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